Exhibit 99.1

Timothy O’Shaughnessy Named President of Graham Holdings

ARLINGTON, VA—October 1, 2014—Graham Holdings Company (NYSE: GHC) announced today that it has named Timothy O’Shaughnessy, co-founder and former CEO of LivingSocial, as its president. A well-known Washington entrepreneur, O’Shaughnessy stepped down as chief executive officer in August 2014 from LivingSocial, a company he and three others founded in 2007. During O’Shaughnessy’s tenure, the e-commerce and marketing company grew to sales of nearly $2 billion.

O’Shaughnessy joins Graham Holdings to oversee investments and acquisitions, and to help set a new direction for the Company, which for many years was best known for running The Washington Post. “Tim will be central to the future of our Company,” said Donald E. Graham, chairman and chief executive officer of Graham Holdings. “We are lucky to have him join us.”

O’Shaughnessy said: “I’m excited to be joining Graham Holdings. This Company, since 1933, has been a difference maker in many people’s lives. It’s rich in assets, but in a different way than most people realize. Its brand and its importance in the community, its treatment of employees, shareholders and customers have all been something people have been able to look at with admiration and strive towards for decades. I think the structure of the business is unique and allows for a long-term view at a time in which it’s more and more difficult to think five or ten years out. The financial fortress that is this business—the healthy balance sheet and the great businesses will allow us to invest and grow new great businesses are incredibly stable and will give an opportunity for the management team and everyone involved to build the next generation of this Company.”

A native of Minnesota and the youngest of four children, O’Shaughnessy, 32, graduated from Georgetown University in 2004 and joined AOL as a product manager. In 2006, he moved to Revolution Health, where he rose to be vice president of product development. During that time, he and three others initially developed a successful series of apps for Facebook. That company grew into LivingSocial, where O’Shaughnessy was CEO for seven years.

O’Shaughnessy is married to Laura Graham O’Shaughnessy, a daughter of Donald Graham. Ms. O’Shaughnessy is CEO of SocialCode, a social marketing technology company, wholly owned by Graham Holdings. The O’Shaughnessys live in Washington, DC, and have two young children.

Mr. O’Shaughnessy will join Graham Holdings on November 3, 2014.

About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services, television broadcasting, cable systems and online, print and local TV news. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV–Detroit, KPRC–Houston, WKMG–Orlando, KSAT–San Antonio, WJXT–Jacksonville); Cable ONE, serving small-city subscribers in 19 midwestern, western and southern states; The Slate Group (Slate, Slate V, TheRoot); and Foreign Policy. The Company also owns Trove, a digital team focused on innovation and experimentation with emerging technologies; SocialCode, a leading social marketing solutions company; Celtic Healthcare; Forney Corporation; Joyce/Dayton Corp; and Residential Healthcare Group.

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Contact: Rima Calderon, Rima.Calderon@ghco.com, (703) 345-6358